UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2011

ACI WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25346	47-0772104
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Broadway, Suite 3350

New York, New York 10271

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (646) 348-6700

(Former Name or Former Address, if Changed Since Last Report) N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 10, 2011, ACI Worldwide, Inc. (“ACI”) entered into the Credit Agreement (the “Credit Agreement”) with each of the lenders named therein, Wells Fargo Securities, LLC, RBS Citizens, N.A., Sovereign Bank, N.A. and U.S. Bank National Association, as Joint Lead Arrangers and Joint Book-Running Managers, and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and Issuing Lender. The Credit Agreement consists of a five-year $250 million senior secured revolving credit facility (the “Revolving Credit Facility”), which includes a sublimit for the issuance of standby letters of credit and a sublimit for swingline loans, and a five-year $200 million senior secured term loan facility (the “Term Credit Facility” and, together with the Revolving Credit Facility, the “Credit Facility”). The Credit Agreement also allows ACI to request optional incremental term loans and increases in the revolving commitment.

The loans under the Credit Facility may be made to, and the letters of credit under the Revolving Credit Facility may be issued on behalf of, ACI. On November 10, 2011, ACI borrowed an aggregate principal amount of $75 million under the Revolving Credit Facility and did not borrow any amount under the Term Credit Facility.

On October 3, 2011, ACI, Antelope Acquisition Co. LLC, a wholly owned indirect subsidiary of ACI, and S1 Corporation (“S1”) entered into a Transaction Agreement (the “Transaction Agreement”) providing for the acquisition of S1 by ACI. Pursuant to the Transaction Agreement, ACI amended its existing exchange offer to exchange each of the issued and outstanding shares of S1 common stock for $6.62 per share in cash and 0.1064 shares of ACI common stock, assuming full proration (the “Exchange Offer”). Borrowings under the Credit Facility may be used to purchase shares of S1 in the Exchange Offer, subject to the satisfaction (or waiver with the consent of the Administrative Agent) of the conditions to the Exchange Offer set forth in the Transaction Agreement and the satisfaction of customary conditions under the Credit Agreement.

All borrowings under the Credit Facility are subject to the satisfaction of customary conditions, including the absence of a default or an event of default, the accuracy in all material respects of representations and warranties, and the repayment of indebtedness under, and termination of, that certain credit agreement, dated as of September 29, 2011, by and among ACI and the other parties named therein.

Borrowings under the Credit Facility bear interest at a rate per annum equal to, at ACI’s option, either (a) a base rate determined by reference to the highest of (1) the rate of interest per annum publicly announced by the Administrative Agent as its Prime Rate, (2) the federal funds effective rate plus 1/2 of 1% and (3) a LIBO rate determined by reference to the costs of funds for U.S. dollar deposits for a one-month interest period adjusted for certain additional costs plus 1% or (b) a LIBO rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, in each case plus an applicable margin. The applicable margin for borrowings under the Revolving Credit Facility is, based on the calculation of the applicable consolidated total leverage ratio, between 0.50% to 1.50% with respect to base rate borrowings and between 1.50% and 2.50% with respect to LIBO rate borrowings.

In addition to paying interest on the outstanding principal under the Credit Facility, ACI is required to pay a commitment fee in respect of the unutilized commitments under the Revolving Credit Facility, payable quarterly in arrears, and a ticking fee in respect of the unused portion of the Term Loan Facility, payable on the earlier of the date of the funding of the Term Facility or July 31, 2012. ACI is also required to pay letter of credit fees on the maximum amount available to be drawn under all outstanding letters of credit in an amount equal to the applicable margin on LIBO rate borrowings under the Revolving Credit Facility on a per annum basis, payable quarterly in arrears, as well as customary fronting fees for the issuance of letters of credit fees and agency fees.

ACI is permitted to voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans under the Credit Facility at any time without premium or penalty, other than customary “breakage” costs with respect to LIBO rate loans.

The Credit Agreement also contains certain customary mandatory prepayment provisions. If certain events, as specified in the Credit Agreement, shall occur, ACI may be required to repay all or a portion of the amounts outstanding under the Credit Facility.

The Credit Facility will mature on the five-year anniversary of the closing date for the Credit Facility. The Revolving Credit Facility will not amortize and the Term Credit Facility will amortize, with principal payable in consecutive quarterly installments.

ACI’s obligations under the Credit Facility, as well as certain hedging arrangements and cash management arrangements entered into with lenders under the Credit Facility (or affiliates thereof), are guaranteed by certain of ACI’s subsidiaries party from time to time to the Subsidiary Guaranty Agreement (the “Guaranty”), dated as of November 10, 2011, which shall initially be its subsidiary, ACI Worldwide Corp. (“ACI Corp.”).

ACI’s obligations and the obligations of the guarantors under the Guaranty and certain hedging arrangements and cash management arrangements entered into with lenders under the Credit Facility (or affiliates thereof) are secured by first-priority security interests in substantially all assets of ACI and any guarantor, including 100% of the capital stock of ACI Corp. and each domestic subsidiary of ACI, each domestic subsidiary of any guarantor and 65% of the voting capital stock of each foreign subsidiary of ACI that is directly owned by ACI or a guarantor, in each case subject to certain exclusions set forth in the credit documentation governing the Credit Facility.

The Credit Agreement contains a number of covenants that, among other things and subject to certain exceptions, restrict ACI’s ability and, as applicable, the ability of its subsidiaries to:

•	create, incur, assume or suffer to exist any additional indebtedness;

•	create, incur, assume or suffer to exist any liens;

•	enter into agreements and other arrangements that include negative pledge clauses;

•	pay dividends on capital stock or redeem, repurchase or retire capital stock or subordinated indebtedness;

•	create restrictions on the payment of dividends or other distributions by subsidiaries;

•	make investments, loans, advances and acquisitions;

•	merge, consolidate or enter into any similar combination or sell assets, including equity interests of the subsidiaries;

•	enter into sale and leaseback transactions;

•	directly or indirectly engage in transactions with affiliates;

•	alter in any material respect the character or conduct of the business;

•	enter into amendments of or waivers under subordinated indebtedness, organizational documents and certain other material agreements;

•	hold certain assets and incur certain liabilities; and

•

enter into amendments or modifications of or waivers under the Transaction Agreement, by and among ACI, Antelope Investment Co. LLC and S1 Corporation (“S1”), dated as of October 3, 2011, which provides for the acquisition of S1 by ACI.

The Credit Agreement requires that, at any time that loans or letters of credit are outstanding and as a condition to borrowing, ACI maintain, (i) prior to the closing date of the acquisition of S1 and until the earlier to occur of the one-year anniversary of such closing date, a maximum consolidated total leverage ratio of 3.50:1.00, (ii) if the closing date of the acquisition of S1 occurs prior to the one-year anniversary of the closing date, a maximum consolidated total leverage ratio of 3.25:1.00, and (iii) on and after the one-year anniversary of the closing date, a maximum consolidated total leverage ratio of 3.00:1.00, in each case, as of the last day of each fiscal quarter.

The Credit Agreement also contains certain customary affirmative covenants and events of default. If an event of default, as specified in the Credit Agreement, shall occur and be continuing, ACI may be required to repay all amounts outstanding under the Credit Facility.

The foregoing summary of the Credit Facility does not purport to be complete and is subject to and qualified in its entirety by reference to the full and complete text of the Credit Agreement, which is filed hereto as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See “Item 1.01 Entry into a Material Definitive Agreement.”

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Credit Agreement, dated November 10, 2011, by and among ACI Worldwide, Inc., Wells Fargo Bank, N.A. and the lenders that are party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2011

ACI WORLDWIDE, INC.

By:	/s/ Dennis P. Byrnes
Name:	Dennis P. Byrnes
Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Credit Agreement, dated November 10, 2011, by and among ACI Worldwide, Inc., Wells Fargo Bank, N.A. and the lenders that are party thereto.